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                                                                    EXHIBIT 99.1


               IN THE COURT OF CHANCERY IN THE STATE OF DELAWARE

                          IN AND FOR NEW CASTLE COUNTY


WILLIAM CHAFFIN and                                        )
MARCIA CHAFFIN, on behalf of                               )
themselves and all others                                  )                 C.A. No. 16211-NC
similarly situated,                                        )
                                                           )
                                  Plaintiffs,              )                 AMENDED CLASS
                                                           )                 ACTION COMPLAINT
against                                                    )
                                                           )
GNI GROUP, INC., NEWTON E.                                 )
DUDNEY, M.D., TITUS H. HARRIS, JR.,                        )
CARL V. RUSH, JR., and G. STACY                            )
SMITH, and TITUS H. HARRIS, III,                           )
                                                           )
                                  Defendants.              )


         Plaintiffs, by and through their attorneys, allege the following upon information and belief, except as to paragraph 2 which is alleged upon personal knowledge:

                 1. Plaintiffs bring this action as a class action on behalf of themselves and all other stockholders of the GNI Group, Inc. ("GNI" or the "Company") who are similarly situated, to obtain relief from defendants' self-dealing in connection with an acquisition of the Company's stock by 399 Venture Partners, Inc. ("399 Venture"), through an affiliate of 399 Venture, Green I Acquisition Corp. ("Green") (collectively referred to as "399 Venture") and certain members of management.
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                                  THE PARTIES

                 2. Plaintiffs are and have been at all relevant times the owners of shares of GNI common stock.

                 3. Defendant GNI is a Delaware corporation with offices at 2525 Battleground Road, Deer Park, Texas 77536. GNI is a waste management services company. Through its subsidiaries, the Company provides treatment, storage, transportation and disposal of hazardous and non-hazardous liquid and solid industrial waste and by-product streams. As of February 1, 1998, the Company had 6,634,525 shares of common stock outstanding owned by approximately 370 shareholders of record.

                 4. Defendant Carl V Rush, Jr. ("Rush") is and was at all relevant times President, Chief Executive Officer and a director of the Company. Rush beneficially owned, as of April 16, 1998, 5,000 shares of the Company's outstanding common stock. In addition, Rush holds options to purchase 273,000 shares of GNI common stock at a weighted exercise price of $4.39 per share. For the fiscal years ended June 30, 1997 and 1996, respectively, (the "1996 Fiscal Year" and "1995 Fiscal Year"), Rush received $183,250 in salary and a cash bonus of $13,200 and $183,250 in salary and a cash bonus of $20,400, respectively.

                 5. Defendant Titus H. Harris, Jr. ("Harris") is and was at all relevant times Chairman of the Board, a director, and a member of the Executive, Audit, Compensation and Nominating Committees. Harris beneficially owned, as of August 31, 1997, 269,555 shares of the

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Company's outstanding stock, representing 3.5% of the Company's outstanding shares. Harris was a member of a Special Committee ("Special Committee") formed to review and evaluate the Letter of Intent (described hereinafter). However, Harris resigned from Special Committee on January 7, 1998, because his son would be participating in the transaction to be considered.

                 6. Defendant Newton E. Dudney, M.D. ("Dudney") is and was at all relevant times a director of GNI and a member of its Compensation and Nominating Committees. Dudney beneficially owned, as of August 31, 1997, 44,959 shares of the Company's outstanding stock, representing 0.6% of the Company's outstanding shares.

                 7. Defendant G. Stacy Smith ("Smith") is and was at all relevant times a director of the Company. Smith beneficially owned, as of August 31, 1997, 45,000 shares of the Company's outstanding stock, representing 0.6% of the Company's outstanding shares. Smith was a member of the Special Committee.

                 8. Defendant Titus H. Harris, III ("Harris III") is the son of Harris and is and was at all relevant times the Company's Executive Vice President, Chief Financial Officer and Secretary. As of April, 1998, Harris III owned 57,370 shares of GNI common stock and held options to purchase 159,000 shares of GNI common stock at a weighted average exercise price of $4.46 per share. For the 1996 and 1995 Fiscal Years, Harris III received a salary of $148,500 and $148,500, respectively and a bonus of $6,600 and $10,200, respectively.





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                 9.       The individual defendants identified in paragraphs 4
through 8 above are hereinafter referred to as the "Individual Defendants."

                 10. John W. Lyons, Jr. ("Lyons"), not named as a defendant herein, is and was at all relevant times a director of the Company and a member of its Executive, Audit and Compensation Committees. Lyons beneficially owned, as of August 31, 1997, 250,000 shares of the Company's outstanding stock, representing 3.3% of the Company's outstanding shares. Lyons, with Smith, constituted the Special Committee established to consider the transaction described herein (following Harris' resignation on January 7, 1998). Lyons, as a member of the Board of Directors and its Special Committee, voted against the transaction with 399 Venture.

                 11. As directors and/or officers of GNI, the Individual Defendants are in a fiduciary relationship with plaintiffs and the other public stockholders of GNI and owe to plaintiffs and other members of the class the highest obligations of good faith, fair dealing, loyalty and full disclosure.

                            CLASS ACTION ALLEGATIONS

                 12. Plaintiffs bring this action behalf of themselves and as a class action, pursuant to Rule 23 of the Rules of the Court of Chancery, on behalf of all public stockholders of GNI, and their successors in interest, who are or will be threatened with injury arising from the Individual Defendants' actions as more fully described herein (the "Class"). Excluded from the Class are





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defendants herein and any person, firm, trust, corporation, or other entity related to or affiliated with any of the defendants.

                 13. This action is properly maintainable as a class action.

                 14. The Class is so numerous that joinder of all members is impracticable. As of February 1, 1998, there were approximately 6,634,525 shares of common stock outstanding, collectively held by approximately 370 stockholders of record. GNI common stock is traded on the NASDAQ National Market (NASDAQ). Members of the Class are scattered throughout the United States.

                 15. There are questions of law and fact which are common to the Class and which predominate over questions affecting any individual Class member.

                 16. Plaintiffs are committed to the prosecution of this action and have retained competent counsel experienced in litigation of this nature. Plaintiffs' claims are typical of the claims of other members of the Class and plaintiffs have the same interests as the other members of the Class. Accordingly, plaintiffs are adequate representatives of the Class and will fairly and adequately protect the interests of the Class.

                 17. The prosecution of separate actions by individual members of the Class would create a risk of inconsistent or varying adjudications with respect to individual members of the Class and establish incompatible standards of conduct for the party opposing the Class.





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                 18.      A class action is superior to other methods for the
fair and efficient adjudication of the claims herein asserted and no unusual difficulties are likely to be encountered in the management of this class action. The likelihood of individual class members prosecuting separate claims is remote.

                 19. Plaintiffs do not anticipate any difficulty in the management of this litigation as a class action.

                        BACKGROUND AND CLAIM FOR RELIEF

                 20. On or about January 23, 1998, GNI announced in a press release that it had entered into a letter of intent ("Letter of Intent") with an investor group pursuant to which the investor group would acquire all of GNI's outstanding common stock at a price of $7 per share ("Merger"). The Merger contemplated the participation of GNI management. The Letter of Intent provided that GNI would grant the investor group a 60 day exclusivity period in order to negotiate a definitive agreement.

                 21. Thereafter, on or about February 13, 1998, GNI announced in a press release that: (i) GNI had agreed to the Merger whereby 399 Venture, a Citicorp affiliate, along with certain members of GNI management, would acquire all of the outstanding common stock of GNI at a price of $7.00 per share; (ii) certain shareholders representing 29% of the fully diluted common shares of





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the Company, including defendants Rush, Harris III, Harris, Dudney and Smith, had executed agreements pledging to vote their shares in favor of the Merger.

                 22. The February 13, 1998 press release further stated that the members of the investment group who were also part of GNI's management (including defendants Harris III and Rush), would retain an equity ownership interest in the company formed following the Merger.

                 23. In a separate press release issued by GNI on February 13, 1998, the Company announced its financial results for the second quarter ended December 31, 1997, reporting revenue of $10,681,801 and net income of $400,194 or $.06 per share, compared with revenue of $10,662,472 and net income of $668,467 or $.10 per share for the same period in the prior year. In part, the decline in net income per share was attributable to an increase in the number of shares outstanding used in calculating net income (7,201,073 in 1997 versus 6,753,633 in 1996) due to the grant of warrants to purchasers of GNI's senior subordinated notes.

                 24. Subsequently, the Company again reported relatively flat financial results when, on April 15, 1998, it issued a press release announcing its financial results for the third quarter ended March 31, 1998. In the April 15 press release, GNI reported revenue of $11,036,712 and net income of $440,024 or $.06 per share compared with revenue of $10,584,091 and net income of $640,875 or $.09 per share.

                 25.      In the April 15 press release, defendant Rush stated:

                          "The third quarter of fiscal 1998 marks a continuation of a strengthening in the specialty chemical manufacturing side of the





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                          business.  We expect to see a continuation of the
                          sequential quarterly improvement a GNI Chemicals, coupled with continued stability in the waste management business."

                 In addition, Rush stated that the Company planned to set a date in late spring for the special meeting of stockholders to vote on the Merger.

                 26.      On or about April 16, 1998, GNI filed its preliminary
Schedule 14A ("proxy statement") with the Securities and Exchange Commission which will ultimately be disseminated to shareholders of the Company in connection with the Merger. In the proxy statement, the purported background of the negotiations surrounding the Merger are described in detail.

                 27. According to the proxy statement, GNI engaged an investment advisor on May 29, 1997 to explore alternatives to increase stockholder value, and to that end, throughout the summer and fall of 1997, contacted 41 potential interested parties. Ultimately, 399 Venture emerged as the highest bidder for the entire Company. GNI received the December 30, 1997 Letter of Intent from 399 Ventures, which then contemplated a purchase price of $7.75 per GNI share.

                 28. On January 6, 1998, the Board of Directors of GNI formed a Special Committee to review and evaluate the transaction proposed by the Letter of Intent. The Special Committee was appointed for the express purposes of considering and evaluating the Letter of Intent and any proposal from a third party bidder, to negotiate the terms proposed by the Letter of Intent, or alternative proposals, with a view towards obtaining the best available transaction to all stockholders, and to report to the Board of Directors.





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                 29.      The Special Committee met with representatives of 399
Venture on January 9, 1998, and at this time, representatives of 399 Venture were presented with revised projections for the second half of 1998 prepared by GNI management which were lower than the Company's previously-prepared projections. 399 Venture advised GNI that the new projections would likely result in a price lower than $7.75 per share. Following this, the Special Committee engaged in negotiations with 399 Venture.

                 30. Topics in the negotiations between the Special Committee and 399 Venture after January 9, 1998 included: a downward revision in price, from the original $7.75 per share to $7.00 per share; permitting the Company to announce publicly the execution of the Letter of Intent; and the reduction of payments to 399 Venture if the Merger is not consummated.

                 31. On January 22, 1998, the Special Committee reported to the GNI Board of Directors, summarizing the changes to the proposed transaction with 399 Ventures since December 30, 1997, including the lowered price of $7.00 per share, and further reported, according to the proxy statement, that the Special Committee " . . . could not reach agreement concerning a recommendation to the Board of Directors to accept or reject. . ." the proposed transaction as modified. At this time, the Special Committee had not yet engaged an investment advisor. The Board of Directors was also advised on January 22, 1998 that all current members of management would remain in the Company's employ after the Merger (including defendants Rush and Harris III





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who would each also maintain an equity interest in the post-Merger GNI ("New
GNI"), among other perquisites).

                 32. Despite the Special Committee's inability to reach an agreement on the proposed transaction, the GNI Board of Directors voted on January 22 to approve it, with Lyons voting against approval, whereupon the Letter of Intent, as modified to reflect a price of $7.00 per share, was executed.

                 33. On January 28, 1998, the Special Committee interviewed representatives of Sanders Morris Mundy Inc. ("Sanders Morris"), an investment advisor, and recommended that the Board of Directors retain Sanders Morris. Following this action, the Special Committee determined there was no need for further meetings unless a third party bid for the Company emerged.

                 34. Consequently, the terms of the Agreement and Plan of Merger were subsequently negotiated by management of GNI, many of whom had a vested interest in maximizing their own benefits to the detriment of GNI stockholders. Thus, according to the proxy statement, GNI management negotiated with 399 Venture on issues including: a reduced break-up fee; the scope of the disclosure schedules (which included the terms of GNI management participation in the transaction which had not been determined at the time the Letter of Intent was executed); and expenses payable upon termination.

                 35. On February 10, 1998, the GNI Board of Directors (excluding Lyons, who voted against the Merger) approved the terms of the Merger. In addition, each of defendants Harris,





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Dudney, Smith, Rush and Harris III, among others, agreed to vote their GNI stock in favor of the Merger pursuant to a Management Voting Agreement.

                 36. According to the proxy statement, defendant Rush will retain approximately 33,468 shares of GNI common stock, which will not be converted into the right to receive the cash consideration in the Merger ("Rollover Shares"). Instead, these Rollover Shares will be converted into shares of Class A common stock of New GNI. Similarly, defendant Harris III will also retain approximately 33,468 Rollover Shares, while defendants Dudney, Harris and Smith (with other members of management including Dawn S. Born and Richard M. Cochrane) will retain 8,573 Rollover Shares. Together, these Rollover Shares will constitute 51% of New GNI's Class A common stock, (a voting stock) and approximately 13.2% of the overall common stock of New GNI, which includes Class B common stock (nonvoting) and Series A Preferred Stock (voting rights for which will be limited to extraordinary corporate events such as amendments to charter or bylaw). Consequently, these defendants will obtain voting control of New GNI without investing funds in the buyout.


                 37. In connection with the Merger as proposed, certain individual defendants of GNI will obtain other benefits not available to GNI's public stockholders, including the following:

                          (a)     With the approval of 399 Venture, the GNI
Board of Directors agreed to forgive promissory notes between defendants Rush and Harris III, and the Company, in the





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amount of $350,000 and $300,000, respectively, and further authorized the reimbursement of $215,000 and $185,000, respectively, representing federal income tax owing on the loan forgiveness;

                          (b)     Defendants Rush and Harris will each receive
a cash bonus on completion of the Merger in the amount of $366,500 and $297,000, respectively, amounts well in excess of bonuses paid in prior years.


                 38. The terms of the Merger, as negotiated by GNI management, are wrongful, unfair and harmful to Class members and represents an attempt by defendants or certain of them to aggrandize their personal and financial positions and interests, and to enrich themselves or their colleagues at the expense and to the detriment of Class members. Even if 399 Venture was the highest bidder for the Company, the Individual Defendants have arrogated to themselves a share of the transaction proceeds completely disproportionate to their interests in GNI. They have unfairly allocated transaction proceeds to themselves at the expense of class members.

                 39. The Individual Defendants have violated fiduciary and other common law duties owed to plaintiffs and other members of the Class in that they are not exercising independent business judgment and have acted or are acting to the detriment of plaintiffs and the Class in order to benefit themselves. They have engaged in self-dealing and have abdicated their fiduciary duty to maximize the value obtained by all of the Company's stockholders in this change of control transaction.



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                 40.      The Individual Defendants suffer from disabling
conflicts of interest in that their obligation as directors to maximize shareholder value in a change of control transaction conflicted with their desire to maximize their equity stake in New GNI and obtain other perquisites and benefits for themselves.

                 41. As a means of thwarting any other bids, the Individual Defendants have agreed to a $4 million termination fee in connection with the Merger. This constitutes more than nine percent of the cash 399 Venture is to pay.

                 42. Plaintiffs and the Class have no adequate remedy at law.

                 WHEREFORE, plaintiffs demand judgment as follows:

                          (a)     Declaring this to be a proper class action
and naming plaintiffs as Class representatives;

                          (b)     Ordering defendants to carry out their
fiduciary duties to plaintiffs and the other members of the Class, including the duties of care, loyalty, and candor;

                          (c)     Declaring that defendants and each of them
have violated their fiduciary duties to the Class and/or aided and abetted such breach;

                          (d)     In the event the Merger is consummated in its
present form, rescinding the Merger or awarding rescissionary damages;





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                          (e)     Ordering the Individual Defendants, jointly
and severally, to pay to plaintiffs and to other members of the Class all damages suffered and to be suffered by them as a result of the acts and transactions alleged herein;

                          (f)     Imposing a constructive trust on benefits the
Individual Defendants improperly obtain;

                          (g)     Awarding plaintiffs the costs and
disbursements of the action including allowances for plaintiffs' reasonable attorneys and experts fees; and

                          (h)     Granting such other and further relief as may
be just and proper.

Dated:  June 5, 1998

                                              ROSENTHAL, MONHAIT, GROSS
                                              & GODDESS, P.A.


                                              By: /s/ NORMAN M. MONHAIT
                                                 ------------------------------
                                                 Norman M. Monhait
                                                 Suite 1401, Mellon Bank Center
                                                 Wilmington, Delaware, 19899
                                                 (302) 656-4433

                                                 Attorneys for Plaintiffs





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OF COUNSEL:

GOODKIND LABATON RUDOFF
  & SUCHAROW LLP
100 Park Avenue
New York, NY  10017-5563
(212) 907-0700

HANZMAN CRIDEN KORGE
CHAYKIN PONCE & HEISE, P.A.
200 S. Biscayne Blvd.
Suite 2100
Miami, FL  33131
(305) 579-1222





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                             CERTIFICATE OF SERVICE

         I, Norman M. Monhait, Esquire, do hereby certify that on this 5th day of June, 1998, I caused copies of the foregoing Notice of Filing of Amended Class Action Complaint and Amended Class Action Complaint to be served via hand delivery upon:

                          ROBERT K. PAYSON, ESQUIRE
                          POTTER ANDERSON & CORROON LLP
                          HERCULES BUILDING
                          1313 N. MARKET
                          WILMINGTON, DE  19801


                                                      /s/ NORMAN M. MONHAIT
                                                      --------------------------
                                                      Norman M. Monhait





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